Exhibit 99.1

PDS Biotech Strengthens Intellectual Property Portfolio Governing A Combination of Versamune® and PDS0301

•	Composition of matter and use patent for Versamune® in combination with PDS0301 allowed in Canada

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PDS Biotech’s proprietary combination of Versamune® based PDS0101 and PDS0301 with an immune checkpoint inhibitor resulted in 21 months median overall survival in advanced HPV-positive cancer patients who had failed all prior treatments including immune checkpoint inhibitor therapy

Florham Park, NJ, July 11, 2023 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, today announced the Canadian Intellectual Property Office has allowed patent number 2,876,656 titled, “Cationic Lipid Vaccine Combinations and Methods of Use,” governing composition of matter and uses for Versamune® (R-DOTAP) in combination with PDS0301. The intellectual property provides broad protection for treatments utilizing Versamune® based therapies, including PDS0101, in combination with PDS0301 as a potential treatment for cancer. This patent expands PDS Biotech’s market coverage and adds to the world-wide patent portfolio including the patent granted by the United States Patent and Trademark Office (USPTO), U.S. Patent No. 11,401,306, covering the combination of Versamune® and cytokines including Interleukin 12 (IL-12).

The Canadian patent will protect the capability of the composition of Versamune® and PDS0301 to reduce the population of a well-documented population of cells called myeloid derived suppressor cells (MDSC) that enable the cancer to escape attack by T cells.  The composition, when administered with a tumor antigen, enhances the Versamune® induced anti-tumor response.  Suppression of anti-tumor immune responses is a major mechanism by which tumor cells escape attack by T cells. MDSCs are reported to be the key immunosuppressive cells present in the tumor that protect the cancer’s ability to grow and are a major obstacle to effective cancer immunotherapy.

“This newly allowed patent adds to the intellectual property governing Versamune® based therapies in combination with PDS0301, which we believe represent a potentially transformative treatment approach for advanced cancer patients,” said Dr. Frank Bedu-Addo, CEO of PDS Biotech. “Possessing multilayered IP for our immunotherapies is an important value driver for PDS Biotech and is a key component of our business strategy.  We anticipate that Canada will constitute an important market as we begin our commercialization and partnership strategies.”

In December 2022, PDS Biotech provided an update on the National Cancer Institute led study of a combination of PDS0101, PDS0301 and an immune checkpoint inhibitor (ICI) in patients with various types of human papillomavirus (HPV) 16-positive cancers who had failed all prior treatments including ICI therapy.   These patients have a historical median overall survival (OS) of 3-4 months on ICI therapy.  This combination achieved a median overall survival of 21 months reported in 29 patients. In the patients who had not received prior ICI therapy, median OS had not yet been reached at 27 months, and an objective response rate of 88% (7/8) and complete response in 38% (3/8) of patients was reported.  In similar ICI naïve patients on a combination of ICI therapy and chemotherapy, the published median OS is approximately 13 months and objective response is approximately 35%. Similar results with the combination of PDS0101, PDS0301 and an ICI were seen in all types of HPV-positive advanced cancers including anal, cervical, head and neck, vaginal and vulvar.

PDS Biotech’s exclusive rights to the combination of PDS0101 and PDS0301 permits it to design compositions and methods that overcome tumor immune suppression utilizing a different mechanism from checkpoint inhibitors.

About Versamune®
Versamune® is a novel investigational T cell activating platform which effectively stimulates a precise immune system response to a cancer-specific protein. Versamune® based investigational immunotherapies promote a potent targeted T cell attack against cancers expressing the protein. They are given by subcutaneous injection and can be combined with standard of care treatments. Clinical data suggest that Versamune® based investigational immunotherapies, such as PDS0101, demonstrate meaningful disease control by reducing and shrinking tumors, delaying disease progression and/or prolonging survival. Versamune® based immunotherapies have demonstrated minimal toxicity to date that may allow them to be safely combined with other treatments. We believe Versamune® based investigational immunotherapies represent a transformative treatment approach for cancer patients to provide improved efficacy, safety and tolerability.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically effective immune responses and the combination of PDS0101with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression, and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About PDS0301
PDS0301 is a novel investigational tumor-targeting antibody-conjugated Interleukin 12 (IL-12) that enhances the proliferation, potency and longevity of T cells in the tumor microenvironment. PDS0301 is given by a subcutaneous injection. PDS0301 is designed to improve the safety profile of IL-12 and to enhance the anti-tumor response.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune™ T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of theCompany’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology. KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contacts:
Tiberend Strategic Advisors, Inc.
Dave Schemelia
Phone: +1 (609) 468-9325
dschemelia@tiberend.com

Eric Reiss
Phone: +1 (802) 249-1136
ereiss@tiberend.com